Mail Stop 4561


								March 16, 2006


By U.S. Mail and facsimile to 816-561-9333

William D. Sullivan
Chief Executive Officer
Pioneer Financial Services, Inc.
4700 Belleview Avenue, Suite 300
Kansas City, Missouri  64112

Re:	Pioneer Financial Services, Inc.
	Form 10-K for the Fiscal Year Ended September 30, 2005
	File No. 333-103293

Dear Mr. Sullivan:

We have completed our review of your Form 10-K and related filings and have no further comments at this time.



      Sincerely,



      Joyce Sweeney
								Accounting Branch Chief

William D. Sullivan
Pioneer Financial Services, Inc.
February 23, 2006
Page 1